March 2025

Pricing Supplement No. 7,383

Registration Statement Nos. 333-275587; 333-275587-01

Dated March 28, 2025

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in U.S. Equities

Enhanced Buffered Jump Securities Based on the Performance of the Class A Common Stock of Vertiv Holdings Co due April 15, 2026

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The Enhanced Buffered Jump Securities, which we refer to as the securities, are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The securities will pay no interest but will instead pay an amount in cash at maturity that may be greater than or less than the stated principal amount depending on the closing price of the underlying stock on the valuation date. If the closing price of the underlying stock on the valuation date is at or above 70% of the initial share price, which we refer to as the downside threshold level, you will receive, in addition to the principal amount, the specified fixed upside payment. However, if the closing price of the underlying stock on the valuation date is below 70% of the initial share price, you will be exposed to the decline in the level of the underlying stock beyond the buffer amount of 30%, and you will lose 1.4286% for every 1% decline beyond the buffer amount. There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities. The securities are for investors who seek an equity-based return and who are willing to risk their principal and forgo current income and returns above the fixed upside payment in exchange for the potential to receive the fixed upside return if the final share price is at or above the downside threshold level. The securities are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

FINAL TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Aggregate principal amount:	$2,545,000
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security (see “Commissions and issue price” below)
Minimum purchase amount:	$10,000 / 10 securities
Pricing date:	March 28, 2025
Original issue date:	April 2, 2025 (3 business days after the pricing date)
Maturity date:	April 15, 2026
Underlying stock:	Vertiv Holdings Co class A common stock
Payment at maturity:

If the final share price is at or above the downside threshold level:

 $1,000 + the fixed upside payment

If the final share price is below the downside threshold level:

 $1,000 + [$1,000 × (share percent change + 30%) × downside factor]

In this scenario, the payment at maturity will be less than the stated principal amount of $1,000, and could be zero.

Fixed upside payment:	$215 per security (21.50% of the stated principal amount)
Downside factor:	1.4286
Share percent change:	(final share price – initial share price) / initial share price
Initial share price:	$74.25, which is equal to the closing price of the underlying stock on the pricing date
Final share price:	The closing price of the underlying stock on the valuation date multiplied by the adjustment factor on such date
Adjustment factor:	1.0, subject to adjustment in the event of certain corporate events affecting the underlying stock
Buffer amount:	30%
Minimum payment at maturity:	None
Downside threshold level:	$51.975, which is 70% of the initial share price
Valuation date:	April 10, 2026, subject to postponement for non-trading days and certain market disruption events
CUSIP / ISIN:	61778JKW9 / US61778JKW98
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	$958.00 per security. See “Investment Summary” beginning on page 2.
Commissions and issue price:	Price to public(1)	Agent’s commissions and fees(2)	Proceeds to us(3)
Per security	$1,000	$10	$990
Total	$2,545,000	$25,450	$2,519,550

(1)J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the securities. The placement agents will forgo fees for sales to certain fiduciary accounts. The total fees represent the amount that the placement agents receive from sales to accounts other than such fiduciary accounts. The placement agents will receive a fee from the Issuer or one of its affiliates that will not exceed $10 per $1,000 stated principal amount of securities.

(2)Please see “Supplemental information regarding plan of distribution; conflicts of interest” in this pricing supplement for information about fees and commissions.

(3)See “Use of proceeds and hedging” on page 16.

The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 8.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement and prospectus, each of which can be accessed via the hyperlinks below. When you read the accompanying product supplement, please note that all references in such supplement to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. Please also see “Additional Terms of the Securities” and “Additional Information About the Securities” at the end of this document.

References to “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Product Supplement for Jump Securities dated November 16, 2023 Prospectus dated April 12, 2024

Morgan Stanley

Morgan Stanley Finance LLC

Enhanced Buffered Jump Securities Based on the Performance of the Class A Common Stock of Vertiv Holdings Co due April 15, 2026 Principal at Risk Securities

Investment Summary

Enhanced Buffered Jump Securities

Principal at Risk Securities

Enhanced Buffered Jump Securities Based on the Performance of the Class A Common Stock of Vertiv Holdings Co due April 15, 2026 (the “securities”) can be used:

￭As an alternative to direct exposure to the underlying stock that provides a fixed positive return of 21.50% if the underlying stock has appreciated or has not depreciated by more than 30% over the term of the securities;

￭To enhance returns and potentially outperform the underlying stock in a moderately bullish or moderately bearish scenario;

￭To obtain a buffer against a specified level of negative performance of the underlying stock.

The securities are exposed to the performance of the Vertiv Holdings Co but provide a fixed upside payment payable at maturity if the closing price on the valuation date is at or above the downside threshold level. However, if the final share price is less than the downside threshold level, the securities are exposed on a leveraged basis to the percentage decline in the final share price from the initial share price beyond the buffer amount of 30%, and you will lose 1.4286% for every 1% decline beyond the buffer amount. Accordingly, you could lose your entire initial investment in the securities.

Maturity:	Approximately 54 weeks
Fixed upside payment:	$215 per security (21.50% of the stated principal amount)
Downside threshold level:	70% of the initial share price
Buffer amount:	30%
Downside factor:	1.4286
Minimum payment at maturity:	None. You could lose your entire initial investment in the securities.
Interest:	None

The original issue price of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date is less than $1,000. We estimate that the value of each security on the pricing date is $958.00.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the underlying stock. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying stock, instruments based on the underlying stock, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the fixed upside payment, the downside threshold level, the buffer amount and the downside factor, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

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Morgan Stanley Finance LLC

Enhanced Buffered Jump Securities Based on the Performance of the Class A Common Stock of Vertiv Holdings Co due April 15, 2026 Principal at Risk Securities

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the underlying stock, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying stock, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities, and, if it once chooses to make a market, may cease doing so at any time.

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Morgan Stanley Finance LLC

Enhanced Buffered Jump Securities Based on the Performance of the Class A Common Stock of Vertiv Holdings Co due April 15, 2026 Principal at Risk Securities

Key Investment Rationale

This 54-week investment offers a fixed positive return of 21.50% if the final share price is greater than or equal to 70% of the initial share price, which we refer to as the downside threshold level. However, if the final share price is less than the downside threshold level, the payment at maturity will be less than the stated principal amount, and you could lose your entire initial investment in the securities.

Upside Scenario	The final share price is at or above the downside threshold level, and, at maturity, the securities pay the stated principal amount of $1,000 plus the fixed upside payment of $215 per security.
Downside Scenario

The final share price is below the downside threshold level, and, at maturity, the securities pay less than the stated principal amount by an amount proportionate to the decline in the final share price from the initial share price beyond the buffer amount of 30% multiplied by the downside factor of 1.4286 (e.g., a 50% decline in the stock price will result in a payment at maturity of $714.28 per security). There is no minimum payment at maturity on the securities, and you could lose your entire initial investment in the securities.

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Morgan Stanley Finance LLC

Enhanced Buffered Jump Securities Based on the Performance of the Class A Common Stock of Vertiv Holdings Co due April 15, 2026 Principal at Risk Securities

Hypothetical Payment on the Securities at Maturity

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the securities based on the following terms:

Stated principal amount:	$1,000
Downside threshold level:	70% of the initial share price
Buffer amount:	30%
Downside factor:	1.4286
Fixed upside payment:	$215 per security (21.50% of the statement principal amount)

Payoff Diagram for the Securities

The Underlying Stock
The Securities
$2,600
$2,400
$2,200
$2,000
$1,800
$1,600
$1,400
$1,200
$1,000
$800
$600
$400
$200
$0
$1,215
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
100%
-30%
21.50%
Payment at Maturity on the Securities
Percentage Change in the Final Share Price

How it works

◼Upside Scenario. If the final share price is greater than or equal to the downside threshold level, the investor would receive $1,000 plus the fixed upside payment of $215 per security.

◼Downside Scenario. If the final share price is below the downside threshold level, the payment at maturity would be less than the stated principal amount of $1,000 by an amount that is proportionate to the decline in the final share price from the initial share price beyond the buffer amount of 30% multiplied by the downside factor of 1.4286. In this scenario, the investor would lose some or all of the amount invested in the securities. For example, if the final share price declines by 40% from the initial share price, the payment at maturity would be $857.14 per security (85.714% of the stated principal amount). There is no minimum payment at maturity, and you could lose your entire initial investment in the securities.

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Morgan Stanley Finance LLC

Enhanced Buffered Jump Securities Based on the Performance of the Class A Common Stock of Vertiv Holdings Co due April 15, 2026 Principal at Risk Securities

Hypothetical Examples

The following table and examples illustrate the return on the securities and the payment at maturity for a range of hypothetical percentage changes in the final share price from the initial share price, depending on whether or not the final share price is below the downside threshold level. They are based on the following values:

Stated principal amount:	$1,000
Hypothetical initial share price:	$130.00
Hypothetical downside threshold level:	$91.00 (70% of the hypothetical initial share price)
Buffer amount:	30%
Downside factor:	1.4286
Fixed upside payment:	$215 per security

Final share price ($)	Underlying stock return	Return on securities	Payment at maturity (per $1,000 security)
260.00	100.00%	21.500%	$1,215
247.00	90.00%	21.500%	$1,215
234.00	80.00%	21.500%	$1,215
221.00	70.00%	21.500%	$1,215
208.00	60.00%	21.500%	$1,215
195.00	50.00%	21.500%	$1,215
182.00	40.00%	21.500%	$1,215
169.00	30.00%	21.500%	$1,215
157.95	21.50%	21.500%	$1,215
156.00	20.00%	21.500%	$1,215
143.00	10.00%	21.500%	$1,215
136.50	5.00%	21.500%	$1,215
130.00	0.00%	21.500%	$1,215
123.50	-5.00%	21.500%	$1,215
117.00	-10.00%	21.500%	$1,215
104.00	-20.00%	21.500%	$1,215
91.00	-30.00%	21.500%	$1,215
89.70	-31.00%	-1.429%	$985.71
78.00	-40.00%	-14.286%	$857.14
65.00	-50.00%	-28.572%	$714.28
52.00	-60.00%	-42.858%	$571.42
39.00	-70.00%	-57.144%	$428.56
26.00	-80.00%	-71.430%	$285.70
13.00	-90.00%	-85.716%	$142.84
0.00	-100.00%	-100.000%	$0.00

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Morgan Stanley Finance LLC

Enhanced Buffered Jump Securities Based on the Performance of the Class A Common Stock of Vertiv Holdings Co due April 15, 2026 Principal at Risk Securities

EXAMPLE 1: The final share price is above the downside threshold level and has increased from the initial share price by 60%. Your return will be equal to the fixed upside payment, and you do not participate in the appreciation of the underlying stock.

Hypothetical final share price	=	$208.00
Payment at maturity	=	stated principal amount + fixed upside payment
	=	$1,000 + $215
	=	$1,215
Payment at maturity = $1,215 per security

EXAMPLE 2: The final share price has declined from the initial share price by 5% but is greater than the downside threshold level. You receive the stated principal amount plus the fixed upside payment.

Hypothetical final share price	=	$123.50
Payment at maturity	=	stated principal amount + fixed upside payment
	=	$1,000 + $215
	=	$1,215
Payment at maturity = $1,215 per security

EXAMPLE 3: The final share price has declined from the initial share price by 50% and is below the downside threshold level. You are exposed, on a leveraged basis, to the decline in the final share price from the initial share price beyond the buffer amount of 30%.

Hypothetical final share price	=	$65.00
Share percent change	=	(final share price – initial share price) / initial share price
	=	($65.00 – $130.00) / $130.00
	=	-50%
Payment at maturity	=	$1,000 + [$1,000 × (share percent change + 30%) × downside factor]
	=	$1,000 + [$1,000 × (-50% + 30%) × 1.4286]
	=	$1,000 + [$1,000 × (-20%) × 1.4286]
	=	$714.28
Payment at maturity = $714.28 per security

If the final share price is less than the downside threshold level, you will lose some or all of your investment in an amount proportionate to the decline in the final share price from the initial share price beyond the buffer amount of 30% multiplied by the downside factor of 1.4286.

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Morgan Stanley Finance LLC

Enhanced Buffered Jump Securities Based on the Performance of the Class A Common Stock of Vertiv Holdings Co due April 15, 2026 Principal at Risk Securities

Risk Factors

This section describes the material risks relating to the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement for Jump Securities and prospectus. You should also consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

Risks Relating to an Investment in the Securities

￭The securities do not pay interest or guarantee the return of any of your principal. The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest and do not guarantee any return of principal at maturity. If the final share price is less than the downside threshold level, the payout at maturity will be an amount in cash that is less than the $1,000 stated principal amount of each security, reflecting the negative performance of the underlying stock over the term of the securities beyond the buffer amount of 30% multiplied by the downside factor of 1.4286. As there is no minimum payment at maturity on the securities, you could lose your entire initial investment in the securities.

￭The appreciation potential is fixed and limited. Where the final share price is greater than or equal to the downside threshold level, the appreciation potential of the securities is limited to the fixed upside payment of $215 per security (21.50% of the stated principal amount), even if the final share price is significantly greater than the initial share price. See “Hypothetical Payment on the Securities at Maturity” on page 5 above.

￭You will not benefit from the fixed upside payment if the final share price is below the downside threshold level. If the final share price is less than the downside threshold level, you will lose the benefit of the limited protection against the loss of principal based on the fixed upside payment. Instead, under these circumstances, you will be exposed on a leveraged basis to the decline in the closing price of the underlying stock beyond the buffer amount of 30%, and you will lose some or all of your investment.

￭The market price of the securities may be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including:

othe value of the underlying stock at any time (including in relation to the downside threshold level),

othe volatility (frequency and magnitude of changes in value) of the underlying stock,

odividend rates on the underlying stock,

ointerest and yield rates in the market,

ogeopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying stock or stock markets generally and which may affect the price of the underlying stock, othe time remaining until the maturity of the securities,

othe occurrence of certain events affecting the underlying stock that may or may not require an adjustment to the adjustment factor, and oany actual or anticipated changes in our credit ratings or credit spreads.

Generally, the longer the time remaining to maturity, the more the market price of the securities will be affected by the other factors described above. You may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity. For example, you may have to sell your securities at a substantial discount from the stated principal amount if at the time of sale the price of the underlying stock is at or below the initial share price and especially if it is near or below the downside threshold level.

You cannot predict the future performance of the underlying stock based on its historical performance. If the final share price is less than the downside threshold level, you will be exposed, on a leveraged basis, to the decline in the final share price from the initial share price beyond the buffer amount of 30%. There can be no assurance that the final share price will

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Morgan Stanley Finance LLC

Enhanced Buffered Jump Securities Based on the Performance of the Class A Common Stock of Vertiv Holdings Co due April 15, 2026 Principal at Risk Securities

be greater than or equal to the downside threshold level so that you will receive the specified fixed upside payment for each security you hold, or that you will not lose a significant portion or all of your investment.

￭The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on our ability to pay all amounts due on the securities at maturity and therefore you are subject to our credit risk. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the securities.

￭As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

￭The amount payable on the securities is not linked to the value of the underlying stock at any time other than the valuation date. The final share price will be based on the closing price of the underlying stock on the valuation date, subject to postponement for non-trading days and certain market disruption events. Even if the value of the underlying stock appreciates prior to the valuation date but then drops by the valuation date to be below the downside threshold level, the payment at maturity will be significantly less than it would have been had the payment at maturity been linked to the value of the underlying stock prior to such drop. Although the actual value of the underlying stock on the maturity date or at other times during the term of the securities may be higher than the final share price, the payment at maturity will be based solely on the closing price of the underlying stock on the valuation date.

￭The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

￭Investing in the securities is not equivalent to investing in the class A common stock of Vertiv Holdings Co. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying stock. As a result, any return on the securities will not reflect the return you would realize if you actually owned shares of the underlying stock and received the dividends paid or distributions made on them.

￭The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in

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Morgan Stanley Finance LLC

Enhanced Buffered Jump Securities Based on the Performance of the Class A Common Stock of Vertiv Holdings Co due April 15, 2026 Principal at Risk Securities

secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying stock, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

￭The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the securities may be influenced by many unpredictable factors” above.

￭Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the securities (and possibly to other instruments linked to the underlying stock), including trading in the underlying stock and in options contracts on the underlying stock, as well as in other instruments related to the underlying stock. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. Some of our affiliates also trade the underlying stock and other financial instruments related to the underlying stock on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial share price, and, therefore, the level at or above which the underlying stock must close on the valuation date so that investors do not suffer a loss on their initial investment in the securities. Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the final share price, and, accordingly, the amount of cash an investor will receive at maturity, if any.

￭The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities. As calculation agent, MS & Co. will determine the initial share price, the downside threshold level, the final share price, whether the final share price is below the downside threshold level, whether a market disruption event has occurred or any antidilution adjustment will be made, and the share percent change, if applicable, and will calculate the amount of cash you will receive at maturity, if any. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the calculation of the final share price (and of any antidilution adjustments). These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations, see “Description of Securities—Postponement of Valuation Date(s),” “—Antidilution Adjustments,” “—Alternate Exchange Calculation in case of an Event of Default” and “—Calculation Agent and Calculations” in the accompanying product supplement. In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

￭The U.S. federal income tax consequences of an investment in the securities are uncertain. Please read the discussion under “Additional Information—Tax considerations” in this document and the discussion under “United States

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Morgan Stanley Finance LLC

Enhanced Buffered Jump Securities Based on the Performance of the Class A Common Stock of Vertiv Holdings Co due April 15, 2026 Principal at Risk Securities

Federal Taxation” in the accompanying product supplement for Jump Securities (together, the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the tax treatment of a security as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities, including the timing and character of income recognized by U.S. Holders and the withholding tax consequences to Non-U.S. Holders, might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Underlying Stock

￭No affiliation with Vertiv Holdings Co. Vertiv Holdings Co is not an affiliate of ours, is not involved with this offering in any way, and has no obligation to consider your interests in taking any corporate actions that might affect the value of the securities. We have not made any due diligence inquiry with respect to Vertiv Holdings Co in connection with this offering.

￭We may engage in business with or involving Vertiv Holdings Co without regard to your interests. We or our affiliates may presently or from time to time engage in business with Vertiv Holdings Co without regard to your interests and thus may acquire non-public information about Vertiv Holdings Co. Neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to Vertiv Holdings Co, which may or may not recommend that investors buy or hold the underlying stock.

￭The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect the underlying stock. MS & Co., as calculation agent, will adjust the adjustment factor for certain corporate events affecting the underlying stock, such as stock splits, stock dividends and extraordinary dividends, and for certain other corporate actions involving the underlying stock. However, the calculation agent will not make an adjustment for every corporate event or every distribution that could affect the underlying stock. In addition, no adjustments will be made for regular cash dividends, which are expected to reduce the price of the underlying stock by the amount of such dividends. If an event occurs that does not require the calculation agent to adjust the adjustment factor, such as a regular cash dividend, the market price of the securities and your return on the securities may be materially and adversely affected. The determination by the calculation agent to adjust, or not to adjust, an adjustment factor may materially and adversely affect the market price of the securities. For example, if the record date for a regular cash dividend were to occur on or shortly before the valuation date, this may decrease the final share price to be less than the downside threshold level (resulting in a loss of some or all of your investment in the securities), materially and adversely affecting your return.

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Vertiv Holdings Co Overview

Vertiv Holdings Co designs, manufactures and services digital infrastructure for data centers, communication networks, and commercial and industrial environments. The underlying stock is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Information provided to or filed with the Securities and Exchange Commission by Vertiv Holdings Co pursuant to the Exchange Act can be located by reference to the Securities and Exchange Commission file number 001-38518 through the Securities and Exchange Commission’s website at www.sec.gov. In addition, information regarding Vertiv Holdings Co may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. Neither the issuer nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the issuer of the underlying stock is accurate or complete.

Information as of market close on March 28, 2025:

Bloomberg Ticker Symbol:	VRT
Exchange:	NYSE
Current Stock Price:	$74.25
52 Weeks Ago:	$81.67
52 Week High (on 1/23/2025):	$153.49
52 Week Low (on 8/7/2024):	$67.22
Current Dividend Yield:	0.20%

The following table sets forth the published high and low closing prices of, as well as dividends on, the underlying stock for each quarter from January 1, 2022 through March 28, 2025. The closing price of the underlying stock on March 28, 2025 was $74.25. The associated graph shows the closing prices of the underlying stock for each day from January 1, 2020 through March 28, 2025. We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification. The historical performance of the underlying stock should not be taken as an indication of its future performance, and no assurance can be given as to the closing price of the underlying stock on the valuation date.

Class A Common Stock of Vertiv Holdings Co (CUSIP 92537N108)	High ($)	Low ($)	Dividends ($)
2022
First Quarter	24.38	10.05	-
Second Quarter	14.58	8.22	-
Third Quarter	13.52	8.29	-
Fourth Quarter	15.36	10.22	0.01
2023
First Quarter	16.46	13.09	-
Second Quarter	24.77	12.18	-
Third Quarter	39.87	24.08	-
Fourth Quarter	49.43	34.86	0.025
2024
First Quarter	82.67	45.57	0.025
Second Quarter	106.17	75.01	0.025
Third Quarter	100.74	67.22	0.025
Fourth Quarter	141.49	97.62	0.0375
2025
First Quarter (through March 28, 2025)	153.49	74.25	0.0375

We make no representation as to the amount of dividends, if any, that Vertiv Holdings Co may pay in the future. In any event, as an investor in the securities, you will not be entitled to receive dividends, if any, that may be payable on the class A common stock of Vertiv Holdings Co.

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Enhanced Buffered Jump Securities Based on the Performance of the Class A Common Stock of Vertiv Holdings Co due April 15, 2026 Principal at Risk Securities

Class A Common Stock of Vertiv Holdings Co Daily Closing Prices January 1, 2020 to March 28, 2025

This document relates only to the securities referenced hereby and does not relate to the underlying stock or other securities of Vertiv Holdings Co. We have derived all disclosures contained in this document regarding the underlying stock from the publicly available documents described above. In connection with the offering of the securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to Vertiv Holdings Co. Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding Vertiv Holdings Co is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described above) that would affect the trading price of the underlying stock (and therefore the price of the underlying stock at the time we priced the securities) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning Vertiv Holdings Co could affect the value received with respect to the securities and therefore the value of the securities.

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Enhanced Buffered Jump Securities Based on the Performance of the Class A Common Stock of Vertiv Holdings Co due April 15, 2026 Principal at Risk Securities

Additional Terms of the Securities

Please read this information in conjunction with the terms on the front cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying product supplement or prospectus, the terms described herein shall control.
Denominations:	$1,000 per security and integral multiples thereof
Interest:	None
Underlying stock issuer:	Vertiv Holdings Co. The accompanying product supplement refers to the underlying stock issuer as the “underlying company.”
Postponement of maturity date:

If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date is postponed and falls less than two business days prior to the scheduled maturity date, the maturity date of the securities will be postponed to the second business day following that valuation date as postponed.

Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Issuer notice to registered security holders, the trustee and the depositary:

In the event that the maturity date is postponed due to postponement of the valuation date, the issuer shall give notice of such postponement and, once it has been determined, of the date to which the maturity date has been rescheduled (i) to each registered holder of the securities by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the trustee by facsimile confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “depositary”) by telephone or facsimile, confirmed by mailing such notice to the depositary by first class mail, postage prepaid. Any notice that is mailed to a registered holder of the securities in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. The issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the maturity date, the business day immediately preceding the scheduled maturity date, and (ii) with respect to notice of the date to which the maturity date has been rescheduled, the business day immediately following the actual valuation date.

The issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee, on which notice the trustee may conclusively rely, and to the depositary of the amount of cash to be delivered, if any, with respect to the securities, on or prior to 10:30 a.m. (New York City time) on the business day preceding the maturity date, and (ii) deliver the aggregate cash amount due, if any, with respect to the securities to the trustee for delivery to the depositary, as holder of the securities, on the maturity date.

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Morgan Stanley Finance LLC

Enhanced Buffered Jump Securities Based on the Performance of the Class A Common Stock of Vertiv Holdings Co due April 15, 2026 Principal at Risk Securities

Additional Information About the Securities

Additional Information:
Minimum ticketing size:	$10,000 / 10 securities
Tax considerations:

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, it is reasonable to treat a security as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Taxation” in the accompanying product supplement for Jump Securities, the following U.S. federal income tax consequences should result based on current law:

￭A U.S. Holder should not be required to recognize taxable income over the term of the securities prior to settlement, other than pursuant to a sale or exchange.

￭Upon sale, exchange or settlement of the securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities. Such gain or loss should be long-term capital gain or loss if the investor has held the securities for more than one year, and short-term capital gain or loss otherwise.

We do not plan to request a ruling from the Internal Revenue Service (the “IRS”) regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

As discussed in the accompanying product supplement for Jump Securities, Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2027 that do not have a delta of one with respect to any Underlying Security. Based on our determination that the securities do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the securities should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for Jump Securities and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Morgan Stanley Finance LLC

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The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement for Jump Securities, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Use of proceeds and hedging:

The proceeds from the sale of the securities will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per security issued, because, when we enter into hedging transactions in order to meet our obligations under the securities, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the securities borne by you and described beginning on page 2 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the securities.

On or prior to the pricing date, we will hedge our anticipated exposure in connection with the securities, by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to take positions in the underlying stock, futures or options contracts listed on major securities markets on the underlying stock, or positions in any other available securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could potentially increase the initial share price, and accordingly, the price at or above which the underlying stock must close on the valuation date so that investors do not suffer a loss on their initial investment in the securities. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the securities, including on the valuation date, by purchasing and selling the underlying stock, futures or options contracts on the underlying stock listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. We cannot give any assurance that our hedging activities will not affect the value of the underlying stock and, therefore, adversely affect the value of the securities or the payment you will receive at maturity, if any. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement for Jump Securities.

Additional considerations:

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:

JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC and its affiliates will act as placement agents for the securities and will receive a fee from the Issuer or one of its affiliates that will not exceed $10 per $1,000 stated principal amount of securities, but will forgo any fees for sales to certain fiduciary accounts.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement for Jump Securities.

Validity of the securities:

In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the securities offered by this pricing supplement have been executed and issued by MSFL, authenticated by the trustee pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such securities will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as

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Morgan Stanley Finance LLC

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to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the securities and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated February 26, 2024, which is Exhibit 5-a to Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 filed by Morgan Stanley on February 26, 2024.

Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement for Jump Securities) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement for Jump Securities and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. When you read the accompanying product supplement, please note that all references in such supplement to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley or MSFL, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the product supplement for Jump Securities if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Product Supplement for Jump Securities dated November 16, 2023

Prospectus dated April 12, 2024

Terms used but not defined in this document are defined in the product supplement for Jump Securities or in the prospectus.

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